Exhibit 10.46
STATEMENT OF AMENDMENT TO THE
WASHINGTON REAL ESTATE INVESTMENT TRUST
DEFERRED COMPENSATION PLAN FOR DIRECTORS
AS AMENDED AND RESTATED, EFFECTIVE OCTOBER 22, 2013

The Washington Real Estate Investment Trust Deferred Compensation Plan for Directors (the “Plan”) shall be amended, as set forth below, effective as of October 21, 2013
1.    Section 5.3 is modified to read as follows:
5.3    Form of Payment
Retirement, termination and death benefits attributable to RSUs will be paid in a lump sum in the form of Shares upon the Participant’s Separation from Service, unless a re-deferral election has been made in accordance with Section 5.6. Retirement, termination and death benefits, attributable to a Participant’s Account shall be paid in the form of benefit as provided below, specified by the Participant in the Form of Payment Designation unless the benefit is based on a “small account” as defined in Subsection (c) below. Payments shall commence no later than sixty (60) days after all information necessary to calculate the benefit amount has been received by the Company following the date of Retirement, termination, or death unless, a re-deferral election has been made in accordance under Section 5.6. The Form of Payment Designation selected in (a) or (b) below shall be for the entire Account. If upon termination, Retirement, or death (in the case of a death prior to termination or Retirement), the Participant’s most recent re-deferral election under Section 5.6 as to the form of payment was made within one (1) year of such termination, Retirement or death prior to termination or Retirement, then the most recent re-deferral election shall be ignored and the rules applicable to the Participant, or the Participant’s Beneficiary as the case may be, immediately prior to such most recent re-deferral election shall be used to determine the form of payment. The forms of benefit payment associated with the Account are:

(a)A lump-sum amount which is equal to the balance of the Account; or

(b)Equal annual installments which are equal to the Account amortized over a period of up to five (5), ten (10), fifteen (15) or twenty (20) years.

Earnings on the unpaid balance of the Account in connection with (i) payments made on an installment basis and/or (ii) the deferred commencement date of payment of the Account due to a re-deferral election under 5.6, shall be equal to the average rate of Earnings which would have been applicable on the Account over the thirty-six (36) months immediately preceding commencement of benefit payments. In the event that a Participant dies prior to receipt of all installments payable in connection with an elected installment payment method, the Beneficiary of the remaining payments may request the Committee to accelerate the payment of some or all of the remaining installments in the event that the Beneficiary incurs an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii). The Committee may consider any such request in its sole discretion but shall not be bound to grant any such request.

(c)Small Account. If the aggregate value of the Participant’s Account is under fifty thousand dollars ($50,000) on the Valuation Date as defined in Section 5.4, the benefit shall be paid in a lump sum.

Again, with respect to distributions involving RSUs, Shares shall be distributed in an amount equal to the number of RSUs associated with such distributions.

WASHINGTON REAL ESTATE
INVESTMENT TRUST

By:	/s/ Laura M. Franklin

Title:	Executive Vice President Accounting,
Administration and Corporate Secretary